Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement and related prospectus (Form S-3 Nos. 333-141808, 333-152904, and 333-170654) of NxStage Medical, Inc., and
(2)	Registration Statements (Form S-8 Nos. 333-130241, 333-141804, 333-149225, 333-151857, 333-158142 and 333-160109) pertaining to the NxStage Medical, Inc. 1999 Stock Option and Grant Plan, the NxStage Medical, Inc. 2005 Stock Incentive Plan, and the NxStage Medical, Inc. 2005 Employee Stock Purchase Plan;
of our reports dated February 18, 2011, with respect to the consolidated financial statements of NxStage Medical, Inc. and the effectiveness of internal control over financial reporting of NxStage Medical, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 18, 2011